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                                                                    Exhibit 99.1


Analyst Contact:                                       Media Contact:
Catherine James                                        Sitrick And Company
Executive Vice President &                             Sandra Sternberg
Chief Financial Officer                                Ann Julsen
(203) 532-4320 OR                                      (310) 788-2850
(203) 532-2626


    FINE HOST RESTATES RESULTS FOR PRIOR PERIODS; COMPANY SAYS CASH POSITION AND
                              OPERATIONS REMAIN STRONG

     GREENWICH, CONN. -- FEBRUARY 6, 1998 -- Fine Host Corporation (NASDAQ:
FINE) announced today that the Company will restate its financial statements for fiscal years 1994, 1995 and 1996, and for the nine months ended September 24, 1997. Fine Host previously disclosed that it would have to restate earnings in announcements on December 12, 1997 and December 15, 1997.

     As a result of the restatement, the Company will report pre-tax losses of approximately $1.6 million for 1994; $4.3 million for 1995; $6.3 million for 1996; and $11.4 million for the nine months ended September 24, 1997. The Company said that the restatement will include a cumulative negative adjustment of $2.8 million for years prior to 1994. Interim results for 1997 are unaudited.

     The principal adjustments to net income are the result of improper capitalization of overhead expenses, improper charges to acquisition reserves and recognition of certain income in periods prior to earning such income.

     At the same time, the Company said that, despite the losses reflected by the restatement, it continues to be in a strong cash position and that its operating businesses remain strong. The Company said it had signed contracts with seven new clients and 12 renewals since the December discovery of certain errors in its accounting practices and procedures, and that it will fulfill all contractual commitments it has made to clients. As of January 31, 1998, the Company had cash and cash equivalents of approximately $100 million.

     According to Gerald P. Buccino, whose national management consulting firm Buccino & Associates, Inc. has been retained to oversee the management of Fine Host, the Company has been reviewing every aspect of the Company's operations. "The Company has moved quickly to identify and correct irregularities that occurred in the past. Our mission now is to refocus our resources on maximizing the profitability and quality of our operating businesses."

     Mr. Buccino noted that there have been no significant changes in the Company's relationships with its vendors or customers since the Company's December announcements.


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     "The Company is meeting with clients, employees and suppliers to reassure them that we are taking all steps necessary to correct past accounting irregularities," Mr. Buccino said. "To date, no contracts that have been terminated or not renewed as a result of this issue."

     Randy B. Spector, Fine Host president and chief operating officer, said that the business continues to operate uninterrupted and unimpaired by the accounting problems. "New business continues to be written and renewals of existing contracts continue to be signed."

     Mr. Spector said that the Company would announce details of several contracts signed since December 12 in the next few weeks.

     The accounting restatements resulted from the discovery in December of certain errors in the Company's accounting practices and procedures. The Company previously disclosed that it had terminated the employment of Richard E. Kerley, chairman of the board and chief executive officer, and Nelson A. Barber, senior vice president and treasurer. Mr. Kerley resigned from the Board on January 21.

     The Company said that its representatives appeared on February 5 at a hearing before a panel authorized by the National Association of Securities Dealers (NASD) to appeal Nasdaq's decision to delist the Company's common stock. The Company said that it expects to receive a response from the panel shortly. Additionally, the Company said that the Securities and Exchange Commission (SEC) has informed it that it is conducting an informal investigation of the Company.

     The Company said that as a result of the delay required by the need to restate its financial statements, it has been unable to file a Registration Statement in connection with its October 1997 offering of $175 million, 5% Convertible Subordinated Notes due 2004, which would have allowed such Notes to be freely tradable. The Company said it is therefore obligated to pay liquidated damages on the Notes as of January 25, in the form of increased interest, which increases every quarter to a maximum increase of approximately 1.3% a year.

     Fine Host said that between December 15, 1997 and February 4, 1998, 13 purported class action lawsuits were filed against the Company and certain of its officers and/or directors in the U.S. District Court for the District of Connecticut. A suit by three purported holders of the Company's 5% Convertible Subordinated Notes due 2004 was filed in the Southern District of New York. The Company said that it is currently reviewing these complaints, and that it is unable to assess the impact of these suits on its financial condition or results of operations at this time.


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     Fine Host Corporation provides food and beverage concession and catering services to more than 900 facilities, primarily through multi-year contracts in the following markets: the recreation and leisure market (arenas, stadiums, amphitheatres, civic centers and other recreational facilities); the convention center market; the education market (colleges, universities and elementary and secondary school nutrition programs); the business dining market (corporate cafeterias, office complexes and manufacturing plants); the health care market (long-term care facilities and hospitals); and the corrections market (prisons and jails).

     THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES WHICH ARE DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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